Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports First Quarter 2025 Financial Results

$(0.82)	(8.6)%	$(284) million	$1.5 billion
GAAP EPS	RETURN ON COMMON EQUITY	PRE-TAX INCOME	GAAP TOTAL NET REVENUE

$0.58	8.3%	$247 million	$2.1 billion
ADJUSTED EPS[1]	CORE ROTCE[1]	CORE PRE-TAX INCOME[1]	ADJUSTED TOTAL NET REVENUE[1]

NOTABLE

ITEMS

•

Reclassified $2.4B Card assets to ‘held-for-sale’ as of 3/31; impact of reserve release, goodwill impairment, and deal expenses excluded from adjusted metrics – sale closed successfully on 4/1, generated 40bps of CET1 in total

•

Sold $4.1B of low yielding securities and reinvested at current market yields | $495M pre-tax loss excluded from adjusted metrics | (23 bps) of CET1 | Interest rate risk trade focused on reducing portfolio duration and AOCI volatility

KEY HIGHLIGHTS

•	$10.2 billion of consumer auto origination volume sourced from a record 3.8 million consumer auto applications

•	Retail auto originated yield[1] of 9.80% with 44% of volume within highest credit quality tier

•	212 bps retail auto net charge-offs, in-line with full year guidance

•	Insurance written premiums of $385 million, up 9% year over year

•	$146 billion of retail deposits | 92% FDIC insured

•	64 consecutive quarters of retail deposit customer growth, up 58 thousand in 1Q | 3.3 million customers

•	Corporate Finance HFI portfolio of $10.9 billion | Well-diversified, high-quality, 100% first-lien, floating rate loans

•	Reiterated full year guide - closely monitoring macroeconomic environment

CEO COMMENTS

“Ally delivered solid first quarter results, reflecting continued momentum across our market-leading franchises – Dealer Financial Services, Deposits, and Corporate Finance.” said Chief Executive Officer, Michael Rhodes. “Our performance demonstrates the importance of our focused approach, disciplined execution, and unwavering commitment to delivering value for our customers and shareholders.

Dealer Financial Services results again highlight the strength of our dealer relationships and the scale of our franchise with $10.2 billion of consumer originations sourced from a record 3.8 million applications. Within Insurance, we continued to capitalize on synergies with our auto finance team, resulting in written premiums of $385 million, a first quarter record.

Corporate Finance delivered another impressive quarter with 13% growth in held-for-investment loans and a 25% return on equity. Credit performance within the portfolio remained strong, and we ended the quarter with historically low levels of criticized asset and non-accrual loan exposures.

Within Ally Bank, we are committed to delivering best-in-class digital features and products to grow the customer value proposition beyond rate. Retail deposit balances of $146 billion were up $2.6 billion within the quarter and are 92% FDIC insured. Deposits remain a source of strength for our balance sheet as they comprise 89% of our total funding mix.

On April 1st, we successfully closed the sale of Ally Credit Card. We also executed two securities repositioning transactions during the quarter, which improves our interest rate risk position by reducing AOCI volatility. These strategic actions strengthen our balance sheet, reduce risk, and support the sustainability of our returns over time.

As I reflect on my first twelve months as CEO, I am incredibly proud of our teammates and their unwavering commitment to our “Do it Right” culture which continues to provide exceptional experiences for our customers. I am excited about the significant opportunities within our core franchises, and believe we are well-positioned to unlock even greater value. Importantly, our pivot to a more focused Ally enables us to execute in a variety of economic environments.”

First Quarter 2025 Financial Results

				Increase / (Decrease) vs.
($ millions except per share data)	1Q 25	4Q 24	1Q 24	4Q 24	1Q 24
GAAP Net Income (Loss) Attributable to Common Shareholders	$(253)	$81	$115	(412)%	(320)%
Core Net Income (Loss) Attributable to Common Shareholders[1]	$179	$246	$125	(27)%	43%

GAAP Earnings per Common Share	$(0.82)	$0.26	$0.37	(418)%	(318)%
Adjusted EPS[1]	$0.58	$0.78	$0.41	(26)%	43%

Return on GAAP Shareholder’s Equity	(8.6)%	2.7%	4.1%	(415)%	(312)%
Core ROTCE[1]	8.3%	11.3%	5.9%	(27)%	41%

GAAP Common Shareholder’s Equity per Share	$38.77	$37.92	$37.03	2%	5%
Adjusted Tangible Book Value per Share[1]	$35.95	$34.04	$32.63	6%	10%

GAAP Total Net Revenue	$1,541	$2,026	$1,998	(24)%	(23)%
Adjusted Total Net Revenue[1]	$2,065	$2,088	$2,001	(1)%	3%

[1]

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this release.

Discussion of First Quarter 2025 Results

Net income (loss) attributable to common shareholders was $(253) million in the quarter, compared to $115 million in the first quarter of 2024. The decrease was primarily driven by the $495 million pre-tax loss associated with the repositioning of securities.

Net financing revenue was $1.5 billion, up $10 million year over year. Net interest margin (“NIM”) of 3.31% increased 15 bps year over year. Excluding Core OIDA, NIM of 3.35% was up 16 bps year over year.

Other revenue decreased $467 million year over year to $63 million due to the repositioning of securities and a $13 million decrease in fair value of equity securities in the quarter compared to a $11 million increase in the first quarter of 2024. Adjusted other revenueA of $571 million increased $52 million year over year driven by momentum across diversified revenue streams including Insurance, SmartAuction, and Passthrough platforms.

Provision for credit losses decreased $316 million year over year to $191 million, primarily driven by reserve release related to the sale of Ally Credit Card and lower retail auto net charge-offs.

Noninterest expense increased $326 million year over year, primarily driven by the impact of the Card sale as well as historically high first quarter weather losses.

A tax benefit of $59 million was primarily driven by the losses associated with the securities repositioning transactions.

A	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

First Quarter 2025 Financial Results

				Increase / (Decrease) vs.
($ millions except per share data)	1Q 25	4Q 24	1Q 24	4Q 24	1Q 24
(a) Net Financing Revenue	$1,478	$1,509	$1,468	$(31)	$10
Core OID[1]	16	15	13	1	2

Net Financing Revenue (excluding Core OID)[1]	1,494	1,524	1,481	(30)	12
(b) Other Revenue	63	517	530	(454)	(467)
Repositioning[3]	495	—	—	495	495
Change in Fair Value of Equity Securities[2]	13	47	(11)	(34)	23

Adjusted Other Revenue[1]	571	564	519	8	52
(c) Provision for Credit Losses	191	557	507	(366)	(316)
Repositioning[3]	306	—	—	306	306
Adjusted Provision for Credit Losses[1]	497	557	507	(60)	(10)

(d) Noninterest Expense	1,634	1,360	1,308	274	326
Repositioning[3]	(314)	(140)	(10)	(174)	(304)

Adjusted Noninterest Expense[1]	1,320	1,220	1,298	100	22

Pre-Tax Income (loss) (a+b-c-d)	$(284)	$109	$183	$(393)	$(467)
Income Tax Expense (Benefit)	(59)	—	40	(59)	(99)
Net Income (Loss) from Discontinued Operations	—	(1)	—	1	—

Net Income (Loss)	$(225)	$108	$143	$(333)	$(368)
Preferred Dividends	28	27	28	1	—

Net Income (Loss) Attributable to Common Shareholders	$(253)	$81	$115	$(334)	$(368)

GAAP EPS (diluted)	$(0.82)	$0.26	$0.37	$(1.07)	$(1.19)
Core OID, Net of Tax[1]	0.04	0.04	0.03	0.00	0.01
Change in Fair Value of Equity Securities, Net of Tax[3]	0.03	0.12	(0.03)	(0.09)	0.06
Repositioning, Discontinued Ops., and Other, Net of Tax[3]	1.33	0.37	0.02	0.95	1.30
Significant Discrete Tax Items	—	—	—	—	—

Adjusted EPS[1]	$0.58	$0.78	$0.41	$(0.20)	$0.18

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Impacts the Insurance, Corporate Finance and Corporate and Other segments. The change reflects fair value adjustments to equity securities that are reported at fair value. Management believes the change in fair value of equity securities should be removed from select financial measures because it enables the reader to better understand the business’s ongoing ability to generate revenue and income.

(3)	Contains non-GAAP financial measures and other financial measures. See pages 5 and 6 for definitions.

Pre-Tax Income by Segment

				Increase / (Decrease) vs.
($ millions)	1Q 25	4Q 24	1Q 24	4Q 24	1Q 24
Automotive Finance	$375	$397	$480	$(22)	$(105)
Insurance	2	36	70	(34)	(68)

Dealer Financial Services	$377	$433	$550	$(56)	$(173)
Corporate Finance	76	120	100	(44)	(24)
Corporate and Other	(737)	(444)	(467)	(293)	(270)

Pre-Tax Income (Loss) from Continuing Operations	$(284)	$109	$183	$(393)	$(467)

Core OID[1]	16	15	13	1	2
Change in Fair Value of Equity Securities[2,3]	13	47	(11)	(34)	23
Repositioning and Other[3]	503	140	10	363	493

Core Pre-Tax Income[1]	$247	$310	$195	$(63)	$52

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Change in fair value of equity securities primarily impacts the Insurance, Corporate Finance, and Corporate and Other segments. Reflects equity fair value adjustments which requires change in the fair value of equity securities to be recognized in current period net income.

(3)	Contains non-GAAP financial measures and other financial measures. See pages 5 and 6 for definitions.

Discussion of Segment Results

Auto Finance

Pre-tax income of $375 million was down $105 million year over year, driven by lower net financing revenue.

Net financing revenue of $1.3 billion was down $108 million year over year, primarily driven by lower lease gains and lower commercial assets. Ally’s retail auto portfolio yield, excluding the impact from hedges, increased 46 bps year over year to 9.11% as the portfolio continues to turn over and benefits from higher yielding originations.

Provision for credit losses of $434 million was down $14 million year over year, driven by lower retail auto net charge-offs. The retail auto net charge-off rate was 2.12%. Retail auto delinquencies 30+ days past due, inclusive of non-accrual loans, increased 11bps year over year to 4.77%.

Noninterest expense of $554 million was up $11 million year over year primarily driven by servicing-related expenses.

Consumer auto originations of $10.2 billion included $6.4 billion of used retail volume, or 63% of total originations, $2.9 billion of new retail volume, and $0.9 billion of lease. Estimated retail auto originated yieldB was 9.80% in the quarter with 44% of originations in the highest credit quality tier.

End-of-period auto earning assets of $113.3 billion decreased $2.6 billion year over year. End-of-period consumer auto earning assets of $91.8 billion decreased $0.4 billion year over year due to lower lease assets. End-of-period commercial earning assets of $21.5 billion were down $2.2 billion year over year, driven by lower new vehicle inventory.

Insurance

Pre-tax income of $2 million was down $68 million year over year. Results reflect a $32 million decrease in the change in fair value of equity securities year over year. Core pre-tax incomeC of $17 million decreased $36 million year over year, driven by elevated losses.

Insurance losses of $161 million, up $49 million year over year, are reflective of elevated weather losses and P&C portfolio growth.

Written premiums of $385 million, up 9% year over year, were driven by growth in P&C premiums.

Total investment income, excluding the change in fair value of equity securitiesD, was $41 million, down $3 million year over year driven by lower realized investment gains.

B

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

C	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
D

Change in the fair value of equity securities to be recognized in current period net income. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Discussion of Segment Results

Corporate Finance

Pre-tax income of $76 million was down $24 million year over year driven by lower net financing revenue and higher provision expense.

Net financing revenue of $104 million was down $16 million year over year driven by lower average assets and lower amortized fees. Other revenue of $29 million was up $6 million year over year driven by strong loan syndication income.

Provision expense of $14 million was up $15 million year over year primarily due to the impact of asset growth.

The held-for-investment loan portfolio of $10.9 billion is 100% first lien. Criticized assets and non-accrual loan percentages remain near historically low levels at 12% and 1%, respectively.

Capital, Liquidity & Deposits

Capital

Ally paid a $0.30 per share quarterly common dividend, which was unchanged year over year. Ally’s Board of Directors approved a $0.30 per share common dividend for the second quarter of 2025. Ally did not repurchase any shares on the open market during the quarter.

Ally’s common equity tier 1 (CET1) capital ratio was 9.5%. Within the quarter, $2.4 billion of Card assets were transferred to held for sale, generating 20 bps of CET1, with an additional 20 bps of CET1 generated upon closing the sale on April 1st. Additionally, we sold $4.1 billion of low-yielding securities reinvested at current market yields, which resulted in a (23 bps) impact to CET1. Lastly, the final CECL phase-in was completed, resulting in a (19 bps) impact to CET1.

Risk weighted assets (RWA) of $153.6 billion were up $0.3 billion quarter over quarter.

Liquidity & Funding

Cash and cash equivalentsE totaled $9.5 billion. Highly liquid securities were $20.3 billion and unused pledged borrowing capacity at the FHLB and FRB was $11.3 billion and $26.9 billion, respectively. Total current available liquidityF was $68.0 billion, equal to 5.7x uninsured deposit balances.

Deposits represented 89% of Ally’s funding portfolio.

Deposits

Retail deposits of $146.1 billion were up $0.9 billion year over year, and up $2.6 billion quarter over quarter. Total deposits were $151.4 billion and Ally maintained an industry-leading customer retention rateG.

The average retail portfolio deposit rate was 3.75%, down 50 bps year over year and down 22 bps quarter over quarter.

Ally Bank added 58 thousand net new deposit customers, totaling 3.3 million, up 6% year over year. Millennials and younger customers continue to comprise the largest generation segment of new customers, accounting for 75% of new customers in the quarter.

E

Cash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date. See page 18 of the Financial Supplement for more details.

F

Total liquidity includes cash & cash equivalents, highly liquid securities and current unused borrowing capacity at the FHLB, and FRB Discount Window. See page 18 of the Financial Supplement for more details.

G	See definitions of non-GAAP financial measures and other key terms later in this document for more details.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures. See Reconciliation to GAAP below for calculation methodology and details regarding each measure.

Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, (4) change in fair value of equity securities, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses, and adjusts for preferred stock capital actions that have been taken by the company to normalize its capital structure, as applicable for respective periods. See page 6 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, change in fair value of equity securities, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered, as applicable for respective periods.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) change in fair value of equity securities (change in fair value of equity securities impacts the Insurance and Corporate Finance segments), and (3) Repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods or businesses. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including Tangible Common Equity. Ally believes that Tangible Common Equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core Return on Tangible Common Equity (Core ROTCE), Tangible Common Equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

Net Interest Margin (excluding Core OID) is calculated using a non-GAAP measure that adjusts net interest margin by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net interest margin ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’ profitability and margins.

Net Financing Revenue (excluding Core OID) is calculated using a non-GAAP measure that adjusts net financing revenue by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net financing revenue ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’ ability to generate revenue.

Adjusted Other Revenue is a non-GAAP financial measure that adjusts GAAP other revenue for OID expenses, repositioning, and change in fair value of equity securities. Management believes adjusted other revenue is a helpful financial metric because it enables the reader better understand the business’ ability to generate other revenue.

Adjusted Total Net Revenue is a non-GAAP financial measure that management believes is helpful for readers to understand the ongoing ability of the company to generate revenue. For purposes of this calculation, GAAP net financing revenue is adjusted by excluding Core OID to calculate net financing revenue ex. core OID. GAAP other revenue is adjusted for OID expenses, repositioning, and change in fair value of equity securities to calculate adjusted other revenue. Adjusted total net revenue is calculated by adding net financing revenue ex. core OID to adjusted other revenue.

Adjusted Noninterest Expense is a non-GAAP financial measure that adjusts GAAP noninterest expense for repositioning items. Management believes adjusted noninterest expense is a helpful financial metric because it enables the reader to better understand the business’ expenses excluding nonrecurring items.

Adjusted Provision for Credit Losses is a non-GAAP financial measure that adjusts GAAP provision for credit losses for repositioning items. Management believes adjusted provision for credit losses is a helpful financial metric because it enables the reader to better understand the business’s expenses excluding nonrecurring items.

Estimated Retail Auto Originated Yield is a financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Accelerated issuance expense (Accelerated OID) is the recognition of issuance expenses related to calls of redeemable debt.

Customer retention rate is the annualized 3-month rolling average of 1 minus the monthly attrition rate; excludes escheatment.

Repositioning is primarily related to the extinguishment of high-cost legacy debt, strategic activities, restructuring, and significant other one-time items.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our consumer mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Ally Lending was included within the Corporate and Other segment. Ally Lending was moved to Assets of Operations Held for Sale on December 31, 2023. The sale of Ally Lending closed on March 1, 2024. Subsequent to December 1, 2021, the revenue and expense activity associated with Ally Credit Card was included within the Corporate and Other segment. Ally Credit Card was moved to Assets of Operations Held for Sale on March 31, 2025.

Change in fair value of equity securities impacts the Insurance, Corporate Finance and Corporate and Other segments. The change reflects fair value adjustments to equity securities that are reported at fair value. Management believes the change in fair value of equity securities should be removed from select financial measures because it enables the reader to better understand the business’ ongoing ability to generate revenue and income.

Estimated impact of CECL on regulatory capital per final rule issued by U.S. banking agencies – In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020 and provided an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. A final rule that was largely unchanged from the March 2020 interim final rule was issued by the FRB and other U.S. banking agencies in August 2020, and became effective in September 2020. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extended through December 31, 2021. Beginning on January 1, 2022, we are required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and in the regulatory capital impacts of CECL from January 1, 2022, to January 1, 2025, based on this five-year transition period.

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		1Q 25	4Q 24	1Q 24
GAAP Net Income (Loss) Attributable to Common Shareholders		$(253)	$81	$115
Discontinued Operations, Net of Tax		—	1	—
Core OID		16	15	13
Repositioning and Other		503	140	10
Change in the Fair Value of Equity Securities		13	47	(11)
Tax on: Core OID, Repo, & Change in Fair Value of Equity Securities (21% tax rate)		(99)	(38)	(3)
Significant Discrete Tax Items		—	—	—

Core Net Income Attributable to Common Shareholders	[a]	$179	$246	$125

Denominator
Weighted-Average Common Shares Outstanding (basic or diluted as applicable, thousands)	[b]	309,006	311,277	308,421

Adjusted EPS	[a] ÷ [b]	$0.58	$0.78	$0.41

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		1Q 25	4Q 24	1Q 24
GAAP Net Income (Loss) Attributable to Common Shareholders		$(253)	$81	$115
Discontinued Operations, Net of Tax		—	1	—
Core OID		16	15	13
Repositioning and Other		503	140	10
Change in Fair Value of Equity Securities		13	47	(11)
Tax on: Core OID, Repo, & Change in Fair Value of Equity Securities (21% tax rate)		(99)	(38)	(3)
Significant Discrete Tax Items		—	—	—

Core Net Income Attributable to Common Shareholders	[a]	$179	$246	$125

Denominator (Average, $ millions)
GAAP Shareholder’s Equity		$14,068	$14,159	$13,642
Preferred Equity		(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$11,744	11,835	$11,318
Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(449)	(655)	(723)

Tangible Common Equity		$11,295	$11,180	$10,594
Core OID Balance		(729)	(744)	(786)
Net Deferred Tax Asset (DTA)		(1,923)	(1,713)	(1,325)

Normalized Common Equity	[b]	$8,644	$8,723	$8,482

Core Return on Tangible Common Equity	[a] ÷ [b]	8.3%	11.3%	5.9%

Adjusted Tangible Book Value per Share

Numerator ($ millions)		1Q 25	4Q 24	1Q 24
GAAP Shareholder’s Equity		$14,232	$13,903	$13,580
Preferred Equity		(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$11,908	$11,579	$11,256
Goodwill and Identifiable Intangible Assets, Net of DTLs		(295)	(603)	(720)

Tangible Common Equity		11,613	10,976	10,536
Tax-effected Core OID Balance (21% tax rate)		(570)	(582)	(616)

Adjusted Tangible Book Value	[a]	$11,044	$10,395	$9,920
Denominator
Issued Shares Outstanding (period-end, thousands)	[b]	307,152	305,388	303,978
Metric
GAAP Common Shareholder’s Equity per Share		$38.77	$37.92	$37.03
Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(0.96)	(1.97)	(2.37)

Tangible Common Equity per Share		$37.81	$35.94	$34.66
Tax-effected Core OID Balance (21% tax rate) per Share		(1.85)	(1.90)	(2.03)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$35.95	$34.04	$32.63

Adjusted Efficiency Ratio

Numerator ($ millions)		1Q 25	4Q 24	1Q 24
GAAP Noninterest Expense		$1,634	$1,360	$1,308
Insurance Expense		(392)	(343)	(340)
Repositioning and Other		(314)	(140)	(10)

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$928	$877	$958
Denominator ($ millions)
Total Net Revenue		$1,541	$2,026	$1,998
Core OID		16	15	13
Repositioning Items		495	—	—
Insurance Revenue		(394)	(379)	(410)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,658	$1,662	$1,601
Adjusted Efficiency Ratio	[a] ÷ [b]	56.0%	52.8%	59.8%

Original Issue Discount Amortization Expense ($ millions)

	1Q 25	4Q 24	1Q 24
GAAP Original Issue Discount Amortization Expense	$18	$17	$17
Other OID	(3)	(3)	(3)

Core Original Issue Discount (Core OID) Amortization Expense	$16	$15	$13

Outstanding Original Issue Discount Balance ($ millions)

	1Q 25	4Q 24	1Q 24
GAAP Outstanding Original Issue Discount Balance	$(745)	$(763)	$(815)
Other Outstanding OID Balance	24	27	35

Core Outstanding Original Issue Discount Balance (Core OID Balance)	$(721)	$(736)	$(779)

($ millions)
Net Financing Revenue (Excluding Core OID)		1Q 25	4Q 24	1Q 24
GAAP Net Financing Revenue	[w]	$1,478	$1,509	$1,468
Core OID		16	15	13

Net Financing Revenue (Excluding Core OID)	[a]	$1,494	$1,524	$1,481

Adjusted Other Revenue		1Q 25	4Q 24	1Q 24
GAAP Other Revenue	[x]	$63	$517	$530
Accelerated OID & Repositioning Items		495	—	—
Change in Fair Value of Equity Securities		13	47	(11)

Adjusted Other Revenue	[b]	$571	$564	$519

Adjusted Total Net Revenue		1Q 25	4Q 24	1Q 24
Adjusted Total Net Revenue	[a]+[b]	$2,065	$2,088	$2,001

Adjusted Provision for Credit Losses		1Q 25	4Q 24	1Q 24
GAAP Provision for Credit Losses	[y]	$191	$557	$507
Repositioning		306	—	—

Adjusted Provision for Credit Losses	[c]	$497	$557	$507

Adjusted Noninterest Expense		1Q 25	4Q 24	1Q 24
GAAP Noninterest Expense	[z]	$1,634	$1,360	$1,308
Repositioning		(314)	(140)	(10)

Adjusted Noninterest Expense	[d]	$1,320	$1,220	$1,298

Core Pre-Tax Income		1Q 25	4Q 24	1Q 24
Pre-Tax Income (Loss)	[w]+[x]-[y]-[z]	$(284)	$109	$183

Core Pre-Tax Income	[a]+[b]-[c]-[d]	$247	$310	$195

Insurance Non-GAAP Walk to Core Pre-Tax Income

($ millions)	1Q 2025			1Q 2024
	GAAP	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Change in the fair value of equity securities	Non-GAAP[1]
Insurance
Premiums, Service Revenue Earned and Other	$368	$—	$368	$349	$—	$349
Losses and Loss Adjustment Expenses	161	—	161	112	—	112
Acquisition and Underwriting Expenses	231	—	231	228	—	228
Investment Income and Other	26	15	41	61	(17)	44

Pre-Tax Income from Continuing Operations	$2	$15	$17	$70	$(17)	$53

[1]	Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the first quarter 2025 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a financial services company with the nation’s largest all-digital bank and an industry-leading auto financing business, driven by a mission to “Do It Right” and be a relentless ally for customers and communities. The company serves customers with deposits and securities brokerage and investment advisory services as well as auto financing and insurance offerings. The company also includes a seasoned corporate finance business that offers capital for equity sponsors and middle-market companies. For more information, please visit www.ally.com.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

For further images and news on Ally, please visit http://media.ally.com.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as statements about the outlook for financial and operating metrics and performance and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. In particular, forward-looking statements about Ally’s outlook, including expectations regarding net interest margin, adjusted other revenue, net-charge offs, non-interest expenses and average earning assets, and other forward-looking statements are based on our current expectations and are subject to various important factors that could cause actual results to differ materially, including general economic conditions, expectations regarding interest rates and inflation, monetary and fiscal policies in the United States and other jurisdictions, the composition of our balance sheet, including with respect to our loan and securities portfolios, the impact of our strategic initiatives, including recent transactions involving our Credit Card and Mortgage businesses, demand for new and used vehicles, demand for auto loans and leases and the impact of escalating tariffs and other trade policies on us, our customers and our strategic partners, and the economic impacts, volatility and uncertainty resulting therefrom.

You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described above and in our Annual Report on Form 10-K for the year ended December 31, 2024, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”).

Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases, as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

Contacts:
Sean Leary	Peter Gilchrist
Ally Investor Relations	Ally Communications (Media)
704-444-4830	704-644-6299
sean.leary@ally.com	peter.gilchrist@ally.com